NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
April 26, 2018	Senior Director of Communications
317.465.0469
coconnor@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividends, Reports Earnings

Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBank Indianapolis" or "Bank") declared its first quarter 2018 dividends on Class B-1 and Class B-2 capital stock at annualized rates of 4.25% and 3.40%, respectively. The dividends will be paid in cash on April 27, 2018.

Earnings Highlights1

Net income for the first quarter of 2018 was $48 million, an increase of $16 million compared to the same quarter in the prior year, primarily due to higher net interest income as well as net gains on derivatives and hedging activities. Net interest income after provision for credit losses was $70 million, an increase of $11 million compared to the same quarter in the prior year, primarily as a result of an increase in the average balance of assets throughout the quarter.

Affordable Housing Program Allocation2

As a direct result of our earnings for the first quarter of 2018, FHLBank Indianapolis allocated $6 million to its Affordable Housing Program ("AHP"), which provides grant funding to support housing for low- and moderate-income families in Michigan and Indiana. Full year 2018 AHP allocations will be available to the Bank's members in 2019 to help address their communities' affordable housing needs, including construction, rehabilitation, accessibility improvements and homebuyer down-payment assistance.

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FHLBank Indianapolis earns interest income on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. Net interest income is primarily determined by the spread between the interest earned on those assets and the interest cost of funding with consolidated obligations.

[2]	Each year FHLBanks allocate to the AHP 10% of earnings, which is defined as income before assessments, plus interest expense on mandatorily redeemable capital stock.

Balance Sheet Highlights

Total assets at March 31, 2018 were $61.4 billion, a decrease of $1.0 billion, or 2%, from December 31, 2017, primarily driven by a decrease in advances outstanding.

Advances3

Advances outstanding at March 31, 2018 totaled $33.0 billion, a net decrease of $1.1 billion, or 3%, from December 31, 2017, substantially due to a decline in short-term advances outstanding.

Advances to depository members - comprising commercial banks, savings institutions and credit unions - decreased by 1%. Advances to insurance company members decreased by 5%. Advances to depository institutions, as a percent of total advances outstanding, increased from 55% at December 31, 2017 to 56% at March 31, 2018, while advances to insurance companies decreased from 45% to 44% at those dates.

Mortgage Loans Held for Portfolio4

Mortgage loan purchases from members for the first quarter of 2018 totaled $429 million. Mortgage loans held for portfolio at March 31, 2018 totaled $10.5 billion, a net increase of $139 million, or 1%, from December 31, 2017.

Consolidated Obligations5

FHLBank Indianapolis' consolidated obligations outstanding at March 31, 2018 totaled $57.3 billion, a net decrease of $919 million, or 2%, from December 31, 2017. The decrease in consolidated obligations was primarily related to the decrease in the Bank's advances outstanding.

Capital6

Total capital at March 31, 2018 was $3.0 billion, a net increase of $63 million, or 2%, from December 31, 2017, primarily as a result of additional capital stock issued to members and unrealized gains on available-for-sale securities. The growth of retained earnings also contributed to the increase.

The Bank's regulatory capital7-to-assets ratio at March 31, 2018 was 4.95%, which exceeds all applicable regulatory capital requirements.

[3]	Advances are secured loans that FHLBank Indianapolis provides to its member institutions.

[4]	FHLBank Indianapolis purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to its members, and diversify its investments.

[5]
The primary source of funds for FHLBank Indianapolis, and for the other Federal Home Loan Banks ("FHLBanks"), is the sale of FHLBanks' consolidated obligations in the capital markets. FHLBank Indianapolis is the primary obligor for the payment of the principal and interest on these consolidated obligations; additionally, it is jointly and severally liable with each of the other FHLBanks for all of the FHLBanks' consolidated obligations outstanding.

[6]	FHLBank Indianapolis is a cooperative whose member financial institutions and former members own all of its capital stock as a condition of membership and to support outstanding credit products.

[7]	Total regulatory capital consists of capital stock, mandatorily redeemable capital stock and retained earnings.

All amounts referenced above and in the following table are unaudited. More detailed information about FHLBank Indianapolis' financial results for the three months ended March 31, 2018 will be included in the Bank's Quarterly Report on Form 10-Q, which we intend to file by mid-May.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited)
($ amounts in millions, as rounded)

	Three Months Ended March 31,
Condensed Statements of Income	2018	2017
Net interest income after provision for credit losses	$70	$59
Other income (loss)	6	(3)
Other expenses	22	20
AHP assessments	6	4
Net income	$48	$32

Condensed Statements of Condition	March 31, 2018	December 31, 2017
Advances	$32,965	$34,055
Mortgage loans held for portfolio, net	10,496	10,356
Cash and short-term investments	4,386	4,601
Other assets (1)	13,545	13,337
Total assets	$61,392	$62,349

Consolidated obligations	$57,335	$58,254
Mandatorily redeemable capital stock	164	164
Other liabilities	884	985
Total liabilities	58,383	59,403

Capital stock (2)	1,881	1,858
Retained earnings (3)	993	976
Accumulated other comprehensive income	135	112
Total capital	3,009	2,946

Total liabilities and capital	$61,392	$62,349

Total regulatory capital (4)	$3,038	$2,998

Regulatory capital-to-assets ratio	4.95%	4.81%

(1)	Includes held-to-maturity securities and available-for-sale securities.

(2)	Putable by members at par value.

(3)	Includes restricted retained earnings at March 31, 2018 and December 31, 2017 of $193 million and $183 million, respectively.

(4)	Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects FHLBank Indianapolis' current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. FHLBank Indianapolis undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by the Bank with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBank Indianapolis) is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBank Indianapolis is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings institutions and community development financial institutions. For more information about FHLBank Indianapolis, visit www.fhlbi.com.

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